Exhibit 99.1
PAA GP LLC
INDEX TO THE UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Page
Unaudited Condensed Consolidated Balance Sheet as of September 30, 2009	F-2
Notes to the Unaudited Condensed Consolidated Balance Sheet	F-3

PAA GP LLC
CONDENSED CONSOLIDATED BALANCE SHEET
(in millions)

September 30,
2009
(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$16
Trade accounts receivable and other receivables, net	1,641
Inventory	1,174
Other current assets	193

Total current assets	3,024

PROPERTY AND EQUIPMENT	7,049
Accumulated depreciation	(843)

6,206

OTHER ASSETS
Linefill and base gas	479
Long-term inventory	129
Investment in unconsolidated entities	68
Goodwill	1,270
Other, net	326

Total assets	$11,502

LIABILITIES AND MEMBER’S EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$1,827
Short-term debt	692
Other current liabilities	340

Total current liabilities	2,859

LONG-TERM LIABILITIES
Long-term debt under credit facilities and other	7
Senior notes, net of unamortized net discount of $15	4,135
Other long-term liabilities and deferred credits	265

Total long-term liabilities	4,407

MEMBER’S EQUITY
Member’s equity	98

Total member’s equity excluding noncontrolling interest	98
Noncontrolling interest	4,138

Total member’s equity	4,236

Total liabilities and member’s equity	$11,502

The accompanying notes are an integral part of this unaudited condensed consolidated balance sheet.

PAA GP LLC
NOTES TO THE CONDENSED CONSOLIDATED BALANCE SHEET
Note 1—Organization and Basis of Consolidation
Organization
     PAA GP LLC (the “Company”) is a Delaware limited liability company, formed on December 28, 2007. Upon our formation, Plains AAP, L.P. (“AAPLP”) conveyed to us its 2% general partner interest in Plains All American Pipeline, L.P. (“PAA”). AAPLP is our sole member and is also the entity that owns 100% of the incentive distribution rights of PAA. As used in this condensed consolidated balance sheet and notes thereto, the terms “we,” “us,” “our,” “ours” and similar terms refer to the Company, unless otherwise indicated.
     AAPLP (through its general partner, Plains All American GP LLC (“GP LLC”)) manages the business and affairs of the Company. AAPLP has full and complete authority, power and discretion to manage and control the business, affairs and property of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business, including the execution of contracts and management of litigation. GP LLC also manages PAA’s operations and employs PAA’s domestic officers and personnel. PAA’s Canadian officers and personnel are employed by PAA’s subsidiary, PMC (Nova Scotia) Company.
     As of September 30, 2009, we own a 2% general partner interest in PAA, the ownership of which entitles us to receive distributions. PAA is engaged in the transportation, storage, terminalling and marketing of crude oil, refined products and liquefied petroleum gas and other natural gas-related petroleum products. PAA is also engaged in the development and operation of natural gas storage facilities. PAA’s operations can be categorized into three operating segments, including (i) Transportation, (ii) Facilities and (iii) Marketing.
Basis of Consolidation and Presentation
     In June 2005, the Financial Accounting Standards Board (“FASB”) issued guidance for determining whether a general partner, or the general partners as a group, controls a limited partnership or similar entity when the limited partners have certain rights. The guidance provides that if the limited partners do not have a substantive ability to dissolve (liquidate) the limited partnership or substantive participating rights, then the general partner is presumed to control that partnership and would be required to consolidate the limited partnership. Because the limited partners do not have a substantive ability to dissolve or have substantive participating rights in regards to PAA, we are required to consolidate PAA and its consolidated subsidiaries into our consolidated financial statement. The consolidation of PAA resulted in the recognition of a noncontrolling interest.
     We account for noncontrolling interest in accordance with guidance issued by the FASB that requires all entities to report noncontrolling interests in subsidiaries (formerly referred to as minority interest) as a component of equity. As of September 30, 2009, our noncontrolling interest was approximately $4.1 billion, which is comprised of the book value of PAA’s net assets that are owned by other parties.
     The accompanying condensed consolidated balance sheet includes the accounts of the Company and PAA and all of PAA’s consolidated subsidiaries. Investments in entities in which PAA has significant influence, but not control, are accounted for by the equity method. All significant intercompany transactions have been eliminated. The condensed consolidated balance sheet of the Company and accompanying notes dated as of September 30, 2009 should be read in conjunction with (i) the consolidated balance sheet of PAA and notes thereto presented in PAA’s Annual Report on Form 10-K for the year ended December 31, 2008, (ii) the condensed consolidated balance sheet of PAA and notes thereto presented in PAA’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009 and (iii) the consolidated balance sheet of the Company and notes thereto presented in PAA’s Current Report on Form 8-K filed on March 12, 2009.
     Subsequent events have been evaluated through the issuance date of November 30, 2009 and have been included within the following footnotes where applicable. See Note 4 for further discussion of subsequent events.

Note 2—Member’s Equity
     The Company is a wholly owned subsidiary of AAPLP. Accordingly, we distribute to AAPLP on a quarterly basis all of the cash received from PAA distributions, less reserves established by management.
     Our investment in PAA, which is eliminated in consolidation, exceeds our share of the underlying equity in the net assets of PAA. This excess is related to the fair value of PAA’s crude oil pipelines and other assets at the time of AAPLP’s formation in July 2001. Upon AAPLP’s conveyance to us of its 2% general partner interest in PAA, a portion of AAPLP’s unamortized excess basis was also allocated to us. This excess basis is amortized on a straight-line basis over the estimated useful life of 30 years, of which 22 years are remaining. At September 30, 2009, the unamortized portion of our excess basis was approximately $9 million and is included in Property and Equipment in our condensed consolidated balance sheet.
     Included in member’s equity is our proportionate share of PAA’s accumulated other comprehensive income, which is a deferred gain of approximately $2 million.
Note 3-Consolidation of PAA GP LLC
     The following condensed consolidating balance sheet is presented before and after the consolidation of PAA and related consolidation entries as of September 30, 2009:

PAA GP LLC
UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEET
September 30, 2009
(in millions)

		Plains All American			PAA GP LLC
	PAA GP LLC	Pipeline, L.P.	Adjustments		Consolidated
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$—	$16	$—		$16
Trade accounts receivable and other receivables, net	—	1,641	—		1,641
Inventory	—	1,174	—		1,174
Other current assets	—	193	—		193

Total current assets	—	3,024	—		3,024

PROPERTY AND EQUIPMENT	—	7,037	12	(a)	7,049
Accumulated depreciation	—	(840)	(3)	(a)	(843)

	—	6,197	9		6,206

OTHER ASSETS
Linefill and base gas	—	479	—		479
Long-term inventory	—	129	—		129
Investment in unconsolidated entities	98	68	(98)	(b)	68
Goodwill	—	1,270	—		1,270
Other, net	—	326	—		326

Total assets	$98	$11,493	$(89)		$11,502

LIABILITIES AND PARTNERS’ CAPITAL / MEMBER’S EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$—	$1,827	$—		$1,827
Short-term debt	—	692	—		692
Other current liabilities	—	340	—		340

Total current liabilities	—	2,859	—		2,859

LONG-TERM LIABILITIES
Long-term debt under credit facilities and other	—	7	—		7
Senior notes, net of unamortized net discount of $15	—	4,135	—		4,135
Other long-term liabilities and deferred credits	—	265	—		265

Total long-term liabilities	—	4,407	—		4,407

PARTNERS’ CAPITAL / MEMBER’S EQUITY
Limited partners	—	4,066	(4,066)	(b)	—
General partner	—	97	(97)	(b)	—
Member’s equity	98	—	—		98

Total partners’ capital / member’s equity excluding noncontrolling interest	98	4,163	(4,163)		98
Noncontrolling interest	—	64	4,074	(b)	4,138

Total partners’ capital / member’s equity	98	4,227	(89)		4,236

Total liabilities and partners’ capital / member’s equity	$98	$11,493	$(89)		$11,502

(a)	Reflects the excess basis and related accumulated amortization of the book value of the Company’s investment in PAA.

(b)	Reflects the elimination of the Company’s investment in PAA and PAA’s capital and the establishment of noncontrolling interest, which is comprised of the book value of the Company’s consolidated net assets that are owned by other parties, as appropriate in consolidation.

     The remainder of this Note 3 relates only to the Plains All American Pipeline, L.P. column shown above. As used in the remainder of this Note 3, the terms “Partnership,” “Plains,” “we,” “us,” “our,” “ours” and similar terms refer to Plains All American Pipeline, L.P. and its subsidiaries, unless the context indicates otherwise. References to “general partner,” as the context requires, include any or all of the Company, AAPLP and GP LLC.
Recent Accounting Pronouncements
Standards Adopted as of July 1, 2009
     In June 2009, the Financial Accounting Standards Board (“FASB”) issued the FASB Accounting Standards Codification (the “Codification”) to establish a single source of authoritative nongovernmental U.S. generally accepted accounting principles (“U.S. GAAP”). The Codification is meant to (i) simplify user access by codifying all authoritative U.S. GAAP into one location, (ii) ensure that codified content accurately represents authoritative U.S. GAAP and (iii) create a better structure and research system for U.S. GAAP. The Codification was effective for interim or annual periods ending after September 15, 2009; therefore, we adopted this guidance as of July 1, 2009. Adoption did not have any material impact on our financial position, results of operations or cash flows.
Standards Adopted as of April 1, 2009
     In May 2009, the FASB issued guidance that establishes general standards of accounting for and disclosure of subsequent events or events that occur after the balance sheet date but before financial statements are issued. This guidance sets forth (i) the period after the balance sheet date during which management shall evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (ii) the circumstances under which an entity shall recognize events or transactions occurring after the balance sheet date in its financial statements and (iii) the disclosures that an entity shall make about events or transactions that occurred after the balance sheet date. This guidance was effective for interim or annual periods ending after June 15, 2009; therefore, we adopted this guidance as of April 1, 2009. Adoption did not have any material impact on our financial position, results of operations or cash flows.
     In April 2009, the FASB issued guidance that increases the frequency of fair value disclosures from annual to quarterly in an effort to provide financial statement users with more timely and transparent information about the effects of current market conditions on financial instruments. This is intended to address concerns raised by some financial statement users about the lack of comparability resulting from the use of different measurement attributes for financial instruments. These disclosures are also intended to stimulate more robust discussions about financial instrument valuations between users and reporting entities. We adopted this guidance as of April 1, 2009. Adoption did not have any material impact on our financial position, results of operations or cash flows.
Standards Adopted as of January 1, 2009
     In November 2008, the FASB issued guidance that addresses certain accounting considerations, including initial measurement, decreases in investment value, and changes in the level of ownership or degree of influence related to equity method investments. We adopted this guidance as of January 1, 2009. Adoption did not have any material impact on our financial position, results of operations or cash flows.
     In April 2008, the FASB issued guidance that amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under previous guidance over goodwill and other intangible assets. The intent of this guidance is to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset under U.S. GAAP. We adopted this guidance as of January 1, 2009. Adoption did not have any material impact on our financial position, results of operations or cash flows.
Trade Accounts Receivable
     We review all outstanding accounts receivable balances on a monthly basis and record a reserve for amounts that we expect will not be fully recovered. Actual balances are not applied against the reserve until substantially all collection efforts have been exhausted. At September 30, 2009, substantially all of our net accounts receivable were less than 30 days past their scheduled invoice date. Our allowance for doubtful accounts receivable totaled $9 million at September 30, 2009. Although we consider our allowance for doubtful trade accounts receivable to be adequate, actual amounts could vary significantly from estimated amounts.
     At September 30, 2009, we had received approximately $153 million of advance cash payments from third parties to mitigate credit and performance risk. In addition, we enter into netting arrangements with our counterparties. These arrangements cover a significant part of our transactions and also serve to mitigate credit and performance risk.
Acquisitions
     The following acquisitions were accounted for using the acquisition method of accounting and the purchase price was allocated in accordance with such method.
PNGS Acquisition
     On September 3, 2009, we acquired the remaining 50% indirect interest in PAA Natural Gas Storage, LLC (“PNGS”) for an aggregate purchase price of $215 million (“PNGS Acquisition”). As a result of the transaction, we now own 100% of PNGS’ natural gas storage business and related operating entities, which are accounted for on a consolidated basis beginning in September 2009. We historically accounted for our 50% indirect interest in PNGS under the equity method. We recorded a net gain of approximately $9 million, recorded in other income, in connection with (i) adjusting our previously owned 50% investment in PNGS to fair value and (ii) terminating an agreement to supply natural gas to PNGS.
     PNGS owns and operates a total of approximately 40 billion cubic feet (“Bcf”) of natural gas storage capacity at its Bluewater facility in Michigan and Pine Prairie facility in Louisiana. The Bluewater facility is comprised of two separate Niagaran reef reservoirs with a capacity of approximately 26 Bcf. At the Pine Prairie facility, 14 Bcf of high-deliverability salt-cavern storage capacity has been placed in service and an additional 10 Bcf is under construction. Pine Prairie Energy Center, LLC has received approvals from the Federal Energy Regulatory Commission and the Louisiana Department of Natural Resources to increase the permitted capacity at Pine Prairie to 48 Bcf. The gas storage operations are reflected in our facilities segment.
     The purchase price consisted of the following (in millions):

Cash	$90
PAA equity	91

Paid at closing	181
Fair value of contingent consideration (1)	34

Total purchase price	$215

(1)	The deferred contingent cash consideration is payable in cash in two installments of $20 million each upon the achievement of certain performance milestones and events expected to occur over the next several years. The fair value of the deferred contingent cash consideration was based on a discounted cash flow model utilizing a discount rate of approximately 9%.
     The allocation of fair value to the assets and liabilities acquired in the PNGS Acquisition is preliminary and subject to change, pending finalization of the valuation of the assets and liabilities acquired. The preliminary fair value allocation is as follows (in millions):

Property, plant and equipment	$791
Base gas	28
Goodwill	26
Intangible assets	23
Working capital and other long-term assets and liabilities	8
Debt	(446)

Total	$430

Other Acquisitions
     During the first nine months of 2009, we completed three other acquisitions for aggregate consideration of approximately $66 million. These acquisitions included (i) a crude oil pipeline that is reflected in our transportation segment, (ii) a natural gas processing business that is reflected in our facilities segment and (iii) a refined products terminal that is reflected in our facilities segment. In connection with these transactions, we allocated approximately $9 million to goodwill.
     In October 2009, we completed an acquisition for approximately $40 million. The assets acquired include six crude oil storage tanks (with a total of approximately 400,000 barrels of storage capacity), three receiving pipelines, a manifold system and various other related assets in Tulsa, Oklahoma. In conjunction with this acquisition, the seller entered into a 15-year tank lease and minimum throughput agreement with us (with options to extend the lease and throughput agreement).
Inventory, Linefill and Base Gas and Long-term Inventory
     Inventory, linefill and base gas and long-term inventory consisted of the following (barrels in thousands and cubic feet in millions, and total value in millions):

	September 30, 2009
		Unit of	Total	Price/
	Volumes	Measure	Value	Unit (1)
Inventory
Crude oil	12,418	barrels	$822	$66.19
LPG	9,252	barrels	340	$36.75
Refined products	128	barrels	9	$70.31
Natural gas (2)	244	cubic feet	1	$3.74
Parts and supplies	N/A		2	N/A

Inventory subtotal			1,174

Linefill and base gas
Crude oil	9,190	barrels	449	$48.86
Natural gas (2) (3)	9,194	cubic feet	28	$3.03
LPG	58	barrels	2	$34.48

Linefill and base gas			479

Long-term inventory
Crude oil	1,651	barrels	113	$68.44
LPG	458	barrels	16	$34.93

Long-term inventory subtotal			129

Total			$1,782

(1)	Price per unit represents a weighted average associated with various grades, qualities, and locations; accordingly, these prices may not be comparable to published benchmarks for such products.

(2)	To account for the 6:1 mcf of natural gas to crude oil barrel ratio, the natural gas volumes can be converted to barrels by dividing by 6.

(3)	Natural gas-base gas consists of natural gas necessary to operate our storage facilities and may fluctuate based on the utilization of the caverns and reservoirs.

Debt
     Debt consists of the following (in millions):

September 30,
2009
Short-term debt:
Senior secured hedged inventory facility bearing interest at a rate of 2.0% as of September 30, 2009	$100
Senior unsecured revolving credit facility, bearing interest at a rate of 0.8% as of September 30, 2009 (1)	336
Senior notes, including unamortized premium (2) (3)	255
Other	1

Total short-term debt	692

Long-term debt:
4.75% senior notes due August 2009 (4)	—
4.25% senior notes due September 2012 (5)	500
7.75% senior notes due October 2012	200
5.63% senior notes due December 2013	250
7.13 % senior notes due June 2014 (3)	—
5.25% senior notes due June 2015	150
6.25% senior notes due September 2015	175
5.88% senior notes due August 2016	175
6.13% senior notes due January 2017	400
6.50% senior notes due May 2018	600
8.75% senior notes due May 2019	350
5.75% senior notes due January 2020	500
6.70% senior notes due May 2036	250
6.65% senior notes due January 2037	600
Unamortized premium/(discount), net	(15)
Long-term debt under credit facilities and other (1)	7

Total long-term debt (1) (2)	4,142

Total debt	$4,834

(1)	As of September 30, 2009, we have classified $336 million of borrowings under our senior unsecured revolving credit facility as short-term. These borrowings are designated as working capital borrowings, must be repaid within one year and are primarily for hedged LPG and crude oil inventory and New York Mercantile Exchange (“NYMEX”) and Intercontinental Exchange (“ICE”) margin deposits.

(2)	Our fixed rate senior notes have a face value of approximately $4.4 billion as of September 30, 2009. We estimate the aggregate fair value of these notes as of September 30, 2009 to be approximately $4.7 billion. Our fixed-rate senior notes are traded among institutions, which trades are routinely published by a reporting service. Our determination of fair value is based on reported trading activity near quarter end.

(3)	On September 4, 2009, we gave irrevocable notice to redeem all of our outstanding $250 million 7.13% senior notes due 2014. After the 30-day notice period, the notes were redeemed on October 5, 2009. Therefore, these notes (including the unamortized premium) are classified as short-term debt on our balance sheet. In conjunction with the early redemption, we will recognize a loss of approximately $4 million.

(4)	We repaid our $175 million 4.75% senior notes on August 15, 2009.

(5)	These notes were issued in July 2009 and the proceeds are being used to supplement capital available from our hedged inventory facility. At September 30, 2009, approximately $437 million had been used to fund hedged inventory and would be classified as short-term debt if funded on our credit facilities.

Senior Notes
     In September 2009, we completed the issuance of $500 million of 5.75% senior notes due January 15, 2020. The senior notes were sold at 99.523% of face value. Interest payments are due on January 15 and July 15 of each year, beginning on January 15, 2010. We used the net proceeds from this offering to repay outstanding borrowings under our credit facilities, a portion of which was used to fund the cash requirements of the PNGS Acquisition (which included repayment of all of PNGS’s debt).
     In July 2009, we completed the issuance of $500 million of 4.25% senior notes due September 1, 2012. The senior notes were sold at 99.802% of face value. Interest payments are due on March 1 and September 1 of each year, beginning on March 1, 2010. We used the net proceeds from this offering to supplement the capital available under our existing hedged inventory facility to fund working capital needs associated with base levels of routine foreign crude oil import and for seasonal LPG inventory requirements. Concurrent with the issuance of these senior notes, we entered into interest rate swaps whereby we receive fixed payments at 4.25% and pay three-month LIBOR plus a spread on a notional principal amount of $150 million maturing in two years and an additional $150 million notional principal amount maturing in three years.
     In April 2009, we completed the issuance of $350 million of 8.75% senior notes due May 1, 2019. The senior notes were sold at 99.994% of face value. Interest payments are due on May 1 and November 1 of each year, beginning on November 1, 2009. We used the net proceeds from this offering to reduce outstanding borrowings under our credit facilities.
Credit Facilities
     In October 2009, we renewed our 364-day committed hedged inventory credit facility, which matures in October 2010. The new committed facility replaced a similar $525 million facility that was scheduled to mature on November 5, 2009. The new facility has a borrowing capacity of $500 million, which may be increased to $1.2 billion, subject to obtaining additional lender commitments. Borrowings under this facility will be used to finance the purchase of hedged crude oil inventory for storage activities as well as for foreign import activities.
Letters of Credit
     In connection with our crude oil marketing, we provide certain suppliers with irrevocable standby letters of credit to secure our obligation for the purchase of crude oil. At September 30, 2009, we had outstanding letters of credit of approximately $66 million.
Partners’ Capital and Distributions
Equity Offerings
     During the nine months ended September 30, 2009, we completed the following equity offerings of our common units (in millions, except per unit data):

				General
		Gross	Proceeds	Partner		Net
Period	Units Issued	Unit Price	from Sale	Contribution	Costs (1)	Proceeds
2009
September 2009	5,290,000	$46.70	$247	$5	$(6)	$246
March 2009	5,750,000	$36.90	212	4	(6)	210

	11,040,000		$459	$9	$(12)	$456

(1)	Costs include the gross spread paid to underwriters.
PNGS Acquisition
     In September 2009, we issued 1,907,305 common units valued at approximately $91 million in order to satisfy a portion of the PNGS Acquisition purchase price. In conjunction with the issuance, we received a contribution from our general partner of approximately $2 million.

LTIP Vesting
     In May 2009, in connection with the settlement of vested LTIP awards, we issued 277,038 common units at a price of $41.23, for a fair value of approximately $12 million.
Distributions
     The following table details the distributions pertaining to the first nine months of 2009, net of reductions to the general partner’s incentive distributions (in millions, except per unit amounts):

		Distributions Paid				Distributions
		Common	General Partner			per limited
Date Declared	Date Paid or To Be Paid	Units Holders	Incentive	2%	Total	partner unit
2009
October 19, 2009	November 13, 2009 (1)	$125	$35	$3	$163	$0.9200
July 15, 2009	August 14, 2009	$117	$32	$2	$151	$0.9050
April 8, 2009	May 15, 2009	$117	$32	$2	$151	$0.9050
January 14, 2009	February 13, 2009	$110	$28	$2	$140	$0.8925

(1)	Payable to unitholders of record on November 3, 2009, for the period July 1, 2009 through September 30, 2009.
     Upon closing of the Pacific acquisition in November 2006 and the Rainbow acquisition in May 2008, our general partner agreed to reduce the amounts due it as incentive distributions. Additionally, in order to enhance our distribution coverage ratio over the next 24 months in connection with the PNGS Acquisition, our general partner has agreed to further reduce its incentive distributions by an aggregate of $8 million over the next two years — $1.25 million per quarter for the first four quarters and $0.75 million per quarter for the next four quarters. This incentive distribution reduction will become effective upon payment of our November 2009 quarterly distribution of $0.9200 per limited partner unit. The total reduction in incentive distributions related to the Pacific, Rainbow and PNGS acquisitions is $83 million. Following the distribution in November 2009, the aggregate incentive distribution reductions remaining will be approximately $23 million.
Equity Compensation Plans
Long-Term Incentive Plans
     For discussion of our Long-Term Incentive Plan (“LTIP”) awards, see Note 10 to our Consolidated Financial Statements included in our 2008 Annual Report on Form 10-K. At September 30, 2009, the following LTIP awards were outstanding (units in millions):

	Vesting
LTIP Units	Distribution	Estimated Unit Vesting Date
Outstanding	Amount	2009	2010	2011	2012	2013
0.6 (1)	$3.20	—	0.6	—	—	—
1.5 (2)	$3.50 - $4.50	—	0.1	0.8	0.5	0.1
1.7 (3)	$3.50 - $4.25	—	0.8	0.3	0.4	0.2

3.8 (4) (5)		—	1.5	1.1	0.9	0.3

(1)	Upon our February 2007 annualized distribution of $3.20, these LTIP awards satisfied all distribution requirements and will vest upon completion of the respective service period.

(2)	These LTIP awards have performance conditions requiring the attainment of an annualized distribution of between $3.50 and $4.50 and vest upon the later of a certain date or the attainment of such levels. If the performance conditions are not attained while the grantee remains employed by us, or the grantee does not meet the employment requirements, these awards will be forfeited. For purposes of this disclosure, the awards are presented above assuming that the distribution levels are attained, that all grantees remain employed by us through the vesting date, and that the awards will vest on the earliest date possible regardless of our current assessment of probability.

(3)	These LTIP awards have performance conditions requiring the attainment of an annualized distribution of between $3.50 and $4.25. For a majority of these LTIP awards, fifty percent will vest at specified dates regardless of whether the performance conditions are attained. For purposes of this disclosure, the awards are presented above assuming the distribution levels are attained and that the awards will vest on the earliest date possible regardless of our current assessment of probability.

(4)	Approximately 2 million of our approximately 3.8 million outstanding LTIP awards also include Distribution Equivalent Rights (“DERs”), of which 1 million are currently earned.

(5)	LTIP units outstanding do not include Class B units of Plains AAP, L.P. described below.
     Our LTIP activity is summarized in the following table (in millions, except weighted average grant date fair values per unit):

		Weighted Average
		Grant Date
	Units	Fair Value per Unit
Outstanding, December 31, 2008	3.9	$36.44
Granted	0.5	$31.18
Vested	(0.6)	$34.70
Cancelled or forfeited	(0.1)	$38.55
Acquired (1)	0.1	$26.24

Outstanding, September 30, 2009	3.8	$36.29

(1)	As a result of the PNGS Acquisition, LTIP awards that were granted to PNGS employees in prior years are now included in our consolidated outstanding LTIP awards.
     Our accrued liability at September 30, 2009 related to all outstanding LTIP awards and DERs is approximately $70 million, which includes an accrual associated with our assessment that an annualized distribution of $3.90 is probable of occurring (at this time, we have not deemed a distribution of more than $3.90 to be probable).
Class B Units of Plains AAP, L.P.
     At September 30, 2009, 165,500 Class B units were outstanding, of which 38,500 units were earned. A total of 34,500 units were reserved for future grants. During the nine months ended September 30, 2009, 11,500 Class B units were issued to certain members of our senior management. These Class B units become earned in increments of 37.5%, 37.5% and 25% 180 days after us achieving annualized distribution levels of $3.75, $4.00 and $4.50, respectively. The total grant date fair value of the 165,500 Class B units outstanding at September 30, 2009 was approximately $36 million. For further discussion of the Class B units, see Note 10 to our Consolidated Financial Statements included in our 2008 Annual Report on Form 10-K.
Other Consolidated Equity Compensation Information
     We refer to our LTIP Plans and the Class B units collectively as “Equity compensation plans.” The table below summarizes the value of vestings (settled both in units and cash) related to our equity compensation plans (in millions):

	Three Months Ended	Nine Months Ended
	September 30,	September 30,
	2009	2009
LTIP unit vestings	$1	$19
LTIP cash settled vestings	$—	$7
DER cash payments	$1	$3
Derivatives and Risk Management Activities
     We identify the risks that underlie our core business activities and utilize risk management strategies to mitigate those risks when we determine that there is value in doing so. We use various derivative instruments to (i) manage our exposure to commodity price risk as well as to optimize our profits, (ii) manage our exposure to interest rate risk and (iii) manage our exposure to currency exchange-rate risk. Our policy is to use derivative instruments only for risk management purposes. Our commodity risk management policies and procedures are designed to monitor NYMEX, ICE and over-the-counter positions, as well as physical volumes, grades, locations, delivery schedules and storage capacity to help ensure that our hedging activities address our risks. Our interest rate and foreign currency risk management policies and procedures are designed to monitor our positions and ensure that those positions are consistent with our objectives and approved strategies. Our policy is to formally document all relationships between hedging instruments and hedged items, as well as our risk management objectives and strategies for undertaking the hedge. This process includes specific identification of the hedging instrument and the hedged transaction, the nature of the risk being hedged and how the hedging instrument’s effectiveness will be assessed. Both at the inception of the hedge and on an ongoing basis, we assess whether the derivatives used in a transaction are highly effective in offsetting changes in cash flows or the fair value of hedged items. A discussion of our derivative activities by risk category follows.
Commodity Price Risk Hedging
     Our core business activities contain certain commodity price-related risks that we manage in various ways, including the use of derivative instruments. Our policy is generally (i) to purchase only product for which we have a market, (ii) to structure our sales contracts so that price fluctuations do not materially affect the segment profit we earn, and (iii) not to acquire and hold physical inventory, futures contracts or other derivative products for the purpose of speculating on outright commodity price changes. Although we seek to maintain a position that is substantially balanced within our marketing activities, we purchase crude oil, refined products and LPG from thousands of locations and may experience net unbalanced positions as a result of production, transportation and delivery variances, as well as logistical issues associated with inclement weather conditions and other uncontrollable events that occur within each month. In connection with our efforts to maintain a balanced position, our personnel are authorized to purchase or sell an aggregate limit of up to 810,000 barrels of crude oil, refined products and LPG relative to the volumes originally scheduled for such month, based on interim information. The purpose of these purchases and sales is to manage risk as opposed to establishing a risk position. When unscheduled physical inventory builds or draws do occur, they are monitored constantly and managed to a balanced position over a reasonable period of time.
     The material commodity related risks inherent in our business activities can be summarized into the following general categories:
     Commodity Purchases and Sales — In the normal course of our marketing operations, we purchase and sell crude oil, LPG, and refined products. We use derivatives to manage the associated risks and to optimize profits. As of September 30, 2009, material net derivative positions related to these activities included:
•	An approximate 195,000 barrel per day net long position (total of 5.9 million barrels) associated with our crude oil activities, which was unwound ratably during October 2009 to match monthly average pricing.

•	An approximate 31,000 barrel per day (total of 13 million barrels) net short spread position which hedge a portion of our anticipated crude oil lease gathering purchases through November 2010. These positions involve no outright price exposure, but instead represent potential offsetting purchases and sales between time periods (first month versus second month for example).

•	A net short position averaging approximately 14,500 barrels per day (total of 6.1 million barrels) of calendar spread call options for the period November 2009 through December 2010. These positions involve no outright price exposure, but instead represent potential offsetting purchases and sales between time periods (first month versus second month for example).

•	An average of approximately 3,100 barrels per day (total of 1.4 million barrels) of butane/WTI spread positions, which hedge specific butane sales contracts that are priced as a fixed percentage of WTI and continue through 2010.

•	Approximately 17,100 barrels per day on average (total of 7.7 million barrels) of crude oil basis differential hedges, which run through 2010.
     Storage Capacity Utilization — We own approximately 57 million barrels of crude oil, LPG and refined products storage capacity that is not used in our transportation operations. This storage may be leased to third parties or utilized in our own marketing activities, including for the storage of inventory in a contango market. For capacity allocated to our marketing operations we have utilization risk if the market structure is backwardated. As of September 30, 2009, we used derivatives to manage the risk of not utilizing approximately 3 million barrels per month of storage capacity through 2011. These positions are a combination of calendar spread options and NYMEX futures contracts. These positions involve no outright price exposure, but instead represent potential offsetting purchases and sales between time periods (first month versus second month for example).

     Inventory Storage — At times, we elect to purchase and store crude oil, LPG and refined products inventory in conjunction with our marketing activities. These activities primarily relate to the seasonal storage of LPG inventories and contango market storage activities. When we purchase and store barrels, we enter into physical sales contracts or use derivatives to mitigate price risk associated with the inventory. As of September 30, 2009, we had approximately 9.5 million barrels of inventory hedged with derivatives.
     We also purchase foreign cargoes of crude oil. Concurrent with the purchase of foreign cargo inventory, we enter into derivatives to mitigate the price risk associated with the foreign cargo inventory between the time the foreign cargo is purchased and the ultimate sale of the foreign cargo. As of September 30, 2009, we had approximately 4 million barrels of foreign cargo inventory hedged with derivatives.
     Pipeline Loss Allowance Oil — As is common in the pipeline transportation industry, our tariffs incorporate a loss allowance factor that is intended to, among other things, offset losses due to evaporation, measurement and other losses in transit. We utilize derivative instruments to hedge a portion of the anticipated sales of the allowance oil that is to be collected under our tariffs. As of September 30, 2009, we had entered into a net short position consisting of crude oil futures and swaps to manage the risk associated with the anticipated sale of an average of approximately 2,300 barrels per day (total of 1.9 million barrels) from October 2009 through December 2011. In addition, we had a long put option position of approximately 1 million barrels through December 2012 and a net long call option position of approximately 2 million barrels through December 2011, which provide upside price participation.
     Diluent Purchases — We use diluent in our Canadian crude oil pipeline operations and have used derivative instruments to hedge the anticipated forward purchases of diluent and diluent inventory. As of September 30, 2009, we had an average of 4,700 barrels per day of natural gasoline/WTI spread positions (approximately 3 million barrels) that run through mid-2011 and an average of 4,400 barrels per day of short crude oil futures (approximately 0.8 million barrels) to hedge condensate through the first quarter of 2010.
     Natural Gas Purchases — Our gas storage facilities require minimum levels of natural gas (“base gas”) to operate. For our natural gas storage facilities that are under construction, we anticipate purchasing base gas in future periods as construction is completed. We use derivatives to hedge anticipated purchases of natural gas. As of September 30, 2009, we have a net long position of approximately 3 Bcf consisting of natural gas futures contracts through August 2010.
     The derivative instruments we use consist primarily of futures, options and swaps traded on the NYMEX, ICE and in over-the-counter transactions. Over-the-counter transactions include commodity swap and option contracts entered into with financial institutions and other energy companies. All of our commodity derivatives that qualify for hedge accounting are designated as cash flow hedges. Therefore, the corresponding changes in fair value for the effective portion of the hedges are deferred into AOCI and recognized in revenues or purchases and related costs in the periods during which the underlying physical transactions occur. We have determined that substantially all of our physical purchase and sale agreements qualify for the normal purchase and normal sale (“NPNS”) exclusion and thus are not subject to the accounting treatment for derivative instruments and hedging activities as set forth in FASB guidance. Physical commodity contracts that meet the definition of a derivative but are ineligible, or not designated, for the NPNS scope exception are recorded on the balance sheet as assets or liabilities at their fair value, with the changes in fair value recorded net in revenues.
Interest Rate Risk Hedging
     We use interest rate derivatives to hedge interest rate risk associated with anticipated debt issuances and in certain cases, outstanding debt instruments. The derivative instruments we use consist primarily of interest rate swaps and treasury locks. As of September 30, 2009, AOCI includes deferred losses that relate to terminated interest rate swaps and treasury locks that were designated for hedge accounting. These terminated interest rate derivatives were cash settled in connection with the issuance and refinancing of debt agreements over the previous five years. The deferred loss related to these instruments is being amortized to interest expense over the original terms of the forecasted debt instruments.
     As of September 30, 2009, we had four outstanding interest rate swaps by which we receive fixed interest payments and pay floating-rate interest payments based on three-month LIBOR plus an aggregate spread of 2.42% on a semi-annual basis. The swaps have an aggregate notional amount of $300 million with fixed rates of 4.25%. Two of the swaps terminate in 2011 and two of the swaps terminate in 2012.
Currency Exchange Rate Risk Hedging
     We use foreign currency derivatives to hedge foreign currency risk associated with our exposure to fluctuations in the U.S. Dollar (“USD”)-to-Canadian Dollar (“CAD”) exchange rate. Because a significant portion of our Canadian business is conducted in CAD and, at times, a portion of our debt is denominated in CAD, we use certain financial instruments to minimize the risks of unfavorable changes in exchange rates. These instruments primarily include forward exchange contracts and foreign currency forwards and options. As of September 30, 2009, AOCI includes deferred gains that relate to open and settled forward exchange contracts that were designated for hedge accounting. These forward exchange contracts hedge the cash flow variability associated with CAD-denominated interest payments on a CAD-denominated intercompany note as a result of changes in the foreign exchange rate.
     As of September 30, 2009, our outstanding foreign currency derivatives also include derivatives used to hedge CAD-denominated crude oil purchases and sales. We may from time to time hedge the commodity price risk associated with a CAD-denominated commodity transaction with a USD-denominated commodity derivative. In conjunction with entering into the commodity derivative we enter into a foreign currency derivative to hedge the resulting foreign currency risk. These foreign currency derivatives are generally short-term in nature and are not designated for hedge accounting.
     At September 30, 2009, our open foreign exchange derivatives consisted of forward exchange contracts that exchange CAD for USD on a net basis as follows (in millions):

	CAD	USD	Average Exchange Rate
2009	$18	$15	CAD $1.15 to US $1.00
2010	$43	$39	CAD $1.14 to US $1.00
2011	$15	$15	CAD $1.01 to US $1.00
2012	$15	$15	CAD $1.01 to US $1.00
2013	$9	$9	CAD $1.00 to US $1.00
     These financial instruments are placed with large, highly rated financial institutions.
Summary of Financial Impact
     The majority of our derivative activity relates to our commodity price risk hedging activities. All of our commodity derivatives that qualify for hedge accounting are designated as cash flow hedges. Therefore, the corresponding changes in fair value for the effective portion of the hedges are deferred to AOCI and recognized in earnings in the periods during which the underlying physical transactions occur. Derivatives that do not qualify for hedge accounting and the portion of cash flow hedges that is not highly effective in offsetting changes in cash flows of the hedged items, are recognized in earnings each period.

     The following table summarizes the derivative assets and liabilities on our consolidated balance sheet as of September 30, 2009 (in millions):

	Asset Derivatives		Liability Derivatives
	Balance Sheet		Balance Sheet
	Location	Fair Value	Location	Fair Value
Derivatives designated as hedging instruments:
Commodity contracts	Other current assets	$77	Other current liabilities	$(97)
	Other long-term assets	48	Other long-term liabilities	(3)
Interest rate contracts	Other current assets	—	Other current liabilities	—
	Other long-term assets	—	Other long-term liabilities	—
Foreign exchange contracts	Other current assets	1	Other current liabilities	(2)
	Other long-term assets	2	Other long-term liabilities	(1)

Total derivatives designated as hedging instruments		$128		$(103)

Derivatives not designated as hedging instruments:
Commodity contracts	Other current assets	$80	Other current liabilities	$(58)
	Other long-term assets	46	Other long-term liabilities	(39)
Interest rate contracts	Other current assets	1	Other current liabilities	—
	Other long-term assets	1	Other long-term liabilities	—
Foreign exchange contracts	Other current assets	3	Other current liabilities	(1)
	Other long-term assets	—	Other long-term liabilities	—

Total derivatives not designated as hedging instruments		$131		$(98)

Total derivatives		$259		$(201)

     As of September 30, 2009, there was a net gain of $54 million deferred in AOCI. The total amount of deferred net gain recorded in AOCI is expected to be reclassified to future earnings contemporaneously with (i) the related physical purchase or delivery of the underlying commodity, (ii) interest expense accruals associated with underlying debt instruments or (iii) the recognition of a foreign currency gain or loss upon the remeasurement of certain CAD-denominated intercompany interest receivables. Of the total net gain deferred in AOCI at September 30, 2009, a net gain of approximately $1 million is expected to be reclassified to earnings in the next twelve months. Of the remaining deferred gain in AOCI, approximately 74% is expected to be reclassified to earnings prior to 2012 with the remaining deferred gain being reclassified to earnings through 2019. Because a portion of these amounts is based on market prices at the current period end, actual amounts to be reclassified will differ and could vary materially as a result of changes in market conditions.
     During the three months ended September 30, 2009, no amounts were reclassified from AOCI to earnings as a result of forecasted transactions no longer considered to be probable of occurring. During the nine months ended September 30, 2009, we reclassed a deferred gain of approximately $6 million from AOCI to other income as a result of anticipated hedge transactions that are no longer considered to be probable of occurring.
     Amounts of gain/(loss) recognized in AOCI on derivatives (effective portion) during the three and nine months ended September 30, 2009 are as follows (in millions):

	Three Months Ended	Nine Months Ended
	September 30, 2009	September 30, 2009
Commodity contracts	$4	$(79)
Foreign exchange contracts	(5)	(7)
Interest rate contracts	(2)	(2)

Total	$(3)	$(88)

     We do not enter into master netting agreements with our over-the-counter derivative counterparties, nor do we offset the assets and liabilities associated with the fair value of our derivatives with amounts we have recognized related to our right to receive or our obligation to pay cash collateral. When we deposit cash collateral with our brokers, we recognize a broker receivable, which is a component of our accounts receivable. The account equity in our brokerage accounts is a combination of our cash balance and the fair value of our open derivatives within our brokerage account. When our account equity is less than our initial margin requirement we are required to post margin. We did not have a broker receivable as of September 30, 2009. At September 30, 2009, none of our outstanding derivatives contained credit-risk related contingent features that would result in a material adverse impact to us upon any change in our credit ratings.
     The following table sets forth by level within the fair value hierarchy our financial assets and liabilities that were accounted for at fair value on a recurring basis as of September 30, 2009. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the placement of assets and liabilities within the fair value hierarchy levels.

	Fair Value as of September 30, 2009
	(in millions)
Recurring Fair Value Measures	Level 1	Level 2	Level 3	Total
Assets:
Commodity derivatives	$230	$—	$21	$251
Interest rate derivatives	—	—	2	2
Foreign currency derivatives	—	—	6	6

Total assets at fair value	$230	$—	$29	$259

Liabilities:
Commodity derivatives	$(159)	$—	$(38)	$(197)
Foreign currency derivatives	—	—	(4)	(4)

Total liabilities at fair value	$(159)	$—	$(42)	$(201)

Net asset/(liability) at fair value	$71	$—	$(13)	$58

     The determination of the fair values above include not only the credit standing of the counterparties involved and the impact of credit enhancements (such as cash deposits and letters of credit) but also the impact of our nonperformance risk on our liabilities. The fair value of our commodity derivatives, interest-rate derivatives and foreign currency derivatives includes adjustments for credit risk. We measure credit risk by deriving a probability of default from market observed credit default swap spreads as of the measurement date. The probability of default is applied to the net credit exposure of each of our counterparties and includes a recovery rate adjustment. The recovery rate is an estimate of what would ultimately be recovered through a bankruptcy proceeding in the event of default. There were no changes to any of our valuation techniques during the period.
Level 1
     Included within level 1 of the fair value hierarchy are exchange-traded commodity derivatives such as futures, options and swaps. The fair value of exchange-traded commodity derivatives is based on unadjusted quoted prices in active markets and is therefore classified within level 1 of the fair value hierarchy.
Level 2
     Included within level 2 of the fair value hierarchy as of December 31, 2008 is a physical commodity supply contract that meets the definition of a derivative, but is not excluded under the NPNS scope exception. The fair value of this commodity derivative is measured with level 1 inputs for similar but not identical instruments and therefore must be included in level 2 of the fair value hierarchy.
Level 3
     Included within level 3 of the fair value hierarchy are the following derivatives:
•	Commodity Derivatives: Level 3 commodity derivatives include over-the-counter commodity derivatives such as forwards, swaps and options and certain physical commodity contracts. The fair value of our level 3 commodity derivatives is based on either an indicative broker or dealer price quotation or a valuation model. Our valuation models utilize inputs such as price, volatility and correlation and do not involve significant management judgments.

•	Interest Rate Derivatives: Level 3 interest rate derivatives include interest rate swaps. The fair value of our interest rate derivatives is based on indicative broker or dealer price quotations. Broker or dealer price quotations are corroborated with objective inputs including forward LIBOR curves and forward Treasury yields that are obtained from pricing services.

•	Foreign Currency Derivatives: Level 3 foreign currency derivatives include foreign currency swaps, forward exchange contracts and options. The fair value of our foreign currency derivatives is based on indicative broker or dealer price quotations. Broker or dealer price quotations are corroborated with objective inputs including forward CAD/USD forward exchange rates that are obtained from pricing services.
     The majority of our level 3 derivatives are classified as such because the broker or dealer price quotations used to measure fair value and the pricing services used to corroborate the quotations are indicative quotations rather than quotations whereby the broker or dealer is ready and willing to transact. However, the fair value of these level 3 derivatives is not based upon significant management assumptions or subjective inputs.
Rollforward of Level 3 Net Liability
     The following table provides a reconciliation of changes in fair value of the beginning and ending balances for our level 3 derivatives (in millions):

	Three Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2009	2009
Beginning Balance	$(5)	$74
Realized and unrealized gains/(losses):
Included in earnings	3	57
Included in other comprehensive income	(10)	(32)
Purchases, issuances, sales and settlements	(1)	(112)
Transfers into or (out of) level 3	—	—

Ending Balance	$(13)	$(13)

Change in unrealized gains/(losses) included in earnings relating to level 3 derivatives still held at the end of the periods	$—	$(8)
     We believe that a proper analysis of our level 3 gains or losses must incorporate the understanding that these items are generally used to hedge our commodity price risk, interest rate risk and foreign currency exchange risk and are therefore offset by the underlying transactions.
Income Taxes
U.S. Federal and State Taxes
     As an MLP, we are not subject to U.S. federal income taxes; rather, the tax effect of our operations is passed through to our unitholders. Although we are subject to state income taxes in some states, the impact is immaterial.
Canadian Federal and Provincial Taxes
     Certain of our Canadian subsidiaries are corporations for Canadian tax purposes, thus their operations are subject to Canadian federal and provincial income taxes. The remainder of our Canadian operations is conducted through an operating limited partnership, which has historically been treated as a flow-through entity for tax purposes. This entity is subject to Canadian legislation passed in June 2007 that imposes entity-level taxes on certain types of flow-through entities. This legislation includes safe harbor guidelines that grandfather certain existing entities (which, we believe, would include us) and delay the effective date of such legislation until 2011 provided that such entities do not exceed the normal growth guidelines. Although we continuously review acquisition opportunities that, if consummated, could cause us to exceed the normal growth guidelines, we believe that we are currently within the normal growth guidelines. Additionally, in December 2008, the Fifth Protocol to the U.S./Canada Tax Treaty was ratified and contained language that increases the withholding tax on dividends and intercompany interest effective in 2010. As a result of these collective changes, we are evaluating a number of alternatives to restructure our Canadian subsidiaries to optimize both entity and equity owner level taxes. We anticipate effecting any structural changes in 2010 or early 2011.
Commitments and Contingencies
Litigation
     Pipeline Releases. In January 2005 and December 2004, we experienced two unrelated releases of crude oil that reached rivers located near the sites where the releases originated. In early January 2005, an overflow from a temporary storage tank located in East Texas resulted in the release of approximately 1,200 barrels of crude oil, a portion of which reached the Sabine River. In late December 2004, one of our pipelines in West Texas experienced a rupture that resulted in the release of approximately 4,500 barrels of crude oil, a portion of which reached a remote location of the Pecos River. In both cases, emergency response personnel under the supervision of a unified command structure consisting of representatives of Plains, the Environmental Protection Agency (the “EPA”), the Texas Commission on Environmental Quality and the Texas Railroad Commission conducted clean-up operations at each site. Approximately 980 and 4,200 barrels were recovered from the two respective sites. The unrecovered oil was removed or otherwise addressed by us in the course of site remediation. Aggregate costs associated with the releases, including estimated remediation costs, are estimated to be approximately $5 million to $6 million. In cooperation with the appropriate state and federal environmental authorities, we have completed our work with respect to site restoration, subject to some ongoing remediation at the Pecos River site. EPA has referred these two crude oil releases, as well as several other smaller releases, to the U.S. Department of Justice (the “DOJ”) for further investigation in connection with a civil penalty enforcement action under the Federal Clean Water Act. We have cooperated in the investigation and are currently involved in settlement discussions with DOJ and EPA. Our assessment is that it is probable we will pay penalties related to the releases. We may also be subjected to injunctive remedies that would impose additional requirements, costs and constraints on our operations. We have accrued our current estimate of the likely penalties as a loss contingency, which is included in the estimated aggregate costs set forth above. We understand that the maximum permissible penalty, if any, that EPA could assess with respect to the subject releases under relevant statutes would be approximately $6.8 million. Such statutes contemplate the potential for substantial reduction in penalties based on mitigating circumstances and factors. We believe that several of such circumstances and factors exist, and thus have been a primary focus in our discussions with the DOJ and EPA with respect to these matters.
     SemCrude L.P., et al — Debtors (U.S. Bankruptcy Court — Delaware) . We will from time to time have claims relating to insolvent suppliers, customers or counterparties, such as the bankruptcy proceedings of SemCrude. As a result of our statutory protections and contractual rights of setoff, substantially all of our pre-petition claims against SemCrude should be satisfied. Certain creditors of SemCrude and its affiliates have challenged our contractual and statutory rights to setoff certain of our payables to the debtor against our receivables from the debtor. The aggregate amount subject to challenge is approximately $23 million. Certain SemCrude creditors have also filed state court actions alleging a producer’s lien on crude oil sold to SemCrude, and the continuation of such lien when SemCrude sold the oil to subsequent purchasers such as us. We intend to vigorously defend our contractual and statutory rights.
     On November 15, 2006, we completed the Pacific merger. The following is a summary of the more significant matters that relate to Pacific, its assets or operations.
     United States of America v. Pacific Pipeline System, LLC (“PPS”). In March 2005, a release of approximately 3,400 barrels of crude oil occurred on Line 63, subsequently acquired by us in the Pacific merger. The release occurred when the pipeline was severed as a result of a landslide caused by heavy rainfall in the Pyramid Lake area of Los Angeles County. Total projected emergency response, remediation and restoration costs are approximately $26 million, substantially all of which have been incurred and recovered under a pre-existing PPS pollution liability insurance policy. In September 2008, the EPA filed a civil complaint against PPS, a subsidiary acquired in the Pacific merger, in connection with the Pyramid Lake release. The complaint, which was filed in the Federal District Court for the Central District of California, Civil Action No. CV08-5768DSF(SSX), seeks the maximum permissible penalty under the relevant statutes of approximately $3.7 million. The Plaintiff filed a motion for summary judgment to determine that the Clean Water Act does not require Plaintiff to demonstrate that PPS was the proximate cause of the release of oil. The motion was granted. The court also affirmed that $3.7 million was the statutory maximum permissible penalty for the release. The EPA and DOJ have discretion to reduce the fine, if any, after considering other mitigating factors. Because of the uncertainty associated with these factors, the final amount of the fine that will be assessed for the alleged offenses cannot be ascertained. We may also be subjected to injunctive remedies that would impose additional requirements, costs and constraints on our operations. We will defend against these charges. We believe that several defenses and mitigating circumstances and factors exist that could substantially reduce any penalty or fine imposed, and intend to pursue discussions with the EPA and DOJ regarding such defenses and mitigating circumstances and factors. Although we have established an estimated loss contingency for this matter, we are presently unable to determine whether the March 2005 spill incident may result in a loss in excess of our accrual for this matter. Discussions with the DOJ on behalf of the EPA to resolve this matter are underway.

     Exxon Mobil Corp. v. GATX Corp. (Superior Court of New Jersey — Gloucester County). This Pacific legacy matter involves the allocation of responsibility for remediation of MTBE (and other petroleum product) contamination at the Pacific Atlantic Terminals LLC (“PAT”) facility at Paulsboro, New Jersey. The estimated maximum potential remediation cost ranges up to $10 million. Both Exxon and GATX were prior owners of the terminal. We contend that Exxon and GATX are primarily responsible for the majority of the remediation costs. We are in dispute with Kinder Morgan (as successor in interest to GATX) regarding the indemnity by GATX in favor of Pacific in connection with Pacific’s purchase of the facility. We are vigorously defending against any claim that PAT is directly or indirectly liable for damages or costs associated with the contamination.
     New Jersey Dep’t of Environmental Protection v. ExxonMobil Corp. et al. In a matter related to Exxon v. GATX, the New Jersey Department of Environmental Protection (“NJDEP”) has brought suit against GATX and Exxon to recover natural resources damages associated with the contamination. Exxon and GATX have filed third-party demands against PAT, seeking indemnity and contribution. Discussions with the NJDEP have commenced.
     Other Pacific-Legacy Matters. At the time of its merger with Plains, Pacific had completed a number of acquisitions that had not been fully integrated into its operations. Accordingly, we have and may become aware of various instances in which some of these operations may not have been fully compliant with applicable environmental and safety regulations. Although we have been working to bring all of these operations into compliance with applicable requirements, any past noncompliance could result in the imposition of fines, penalties or corrective action requirements by governmental entities. We have, for instance, recently learned that some of the fuel handling activities (pre- and post-merger) at two Pacific terminals in Colorado, which activities were performed at the request of customers, may not have been fully compliant with the EPA’s interpretation of certain fuel reporting and record-keeping obligations imposed under the federal Clean Air Act. We have responded to information requests from the EPA regarding these practices and have been cooperating with EPA in its evaluation of this matter. Although we believe that our operations are presently in material compliance with applicable requirements, it is possible that EPA or other governmental entities may seek to impose fines, penalties or performance obligations on us, or on a portion of our operations, as a result of any past noncompliance that may have occurred.
     General. We, in the ordinary course of business, are a claimant and/or a defendant in various legal proceedings. To the extent we are able to assess the likelihood of a negative outcome for these proceedings, our assessments of such likelihood range from remote to probable. If we determine that a negative outcome is probable and the amount of loss is reasonably estimable, we accrue the estimated amount. We do not believe that the outcome of these legal proceedings, individually or in the aggregate, will have a materially adverse effect on our financial condition, results of operations or cash flows.
Environmental
     We have in the past experienced and in the future likely will experience releases of crude oil into the environment from our pipeline and storage operations. We also may discover environmental impacts from past releases that were previously unidentified. Although we maintain an inspection program designed to help prevent releases, damages and liabilities incurred due to any such releases from our assets may substantially affect our business. As we expand our pipeline assets through acquisitions, we typically improve on (reduce) the releases from such assets (in terms of frequency or volume) as we implement our procedures, remove selected assets from service and spend capital to upgrade the assets. However, the inclusion of additional miles of pipe in our operations may result in an increase in the absolute number of releases company-wide compared to prior periods. We experienced such an increase in connection with the Pacific acquisition, which added approximately 5,000 miles of pipeline to our operations, and in connection with the purchase of assets from Link in April 2004, which added approximately 7,000 miles of pipeline to our operations. As a result, we have also received an increased number of requests for information from governmental agencies with respect to such releases of crude oil (such as EPA requests under Clean Water Act Section 308), commensurate with the scale and scope of our pipeline operations, including a Section 308 request received in late October 2007 with respect to a 400-barrel release of crude oil, a portion of which reached a tributary of the Colorado River in a remote area of West Texas. See “—Pipeline Releases” above.
     At September 30, 2009, our reserve for environmental liabilities totaled approximately $48 million, of which approximately $11 million is classified as short-term and $37 million is classified as long-term. At September 30, 2009, we have recorded receivables totaling approximately $3 million for amounts that are probable of recovery under insurance and from third parties under indemnification agreements.
     In some cases, the actual cash expenditures may not occur for three to five years. Our estimates used in these reserves are based on facts known and believed to be relevant at the time and our assessment of the ultimate outcome. Among the many uncertainties that impact our estimates are the necessary regulatory approvals for, and potential modification of, our remediation plans, the limited amount of data available upon initial assessment of the impact of soil or water contamination, changes in costs associated with environmental remediation services and equipment and the possibility of existing legal claims giving rise to additional claims. Therefore, although we believe that the reserve is adequate, costs incurred in excess of this reserve may be higher and may potentially have a material adverse effect on our financial condition, results of operations, or cash flows.
Insurance
     A pipeline, terminal or other facility may experience damage as a result of an accident, natural disaster or terrorist activity. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations. We maintain insurance of various types that we consider adequate to cover our operations and properties. The insurance covers our assets in amounts considered reasonable. The insurance policies are subject to deductibles that we consider reasonable and not excessive. Our insurance does not cover every potential risk associated with operating pipelines, terminals and other facilities, including the potential loss of significant revenues. The overall trend in the insurance industry appears to be a contraction in the breadth and depth of available coverage, while costs, deductibles and retention levels have increased.
     Absent a material favorable change in the insurance markets, this trend is expected to continue as we continue to grow and expand. As a result, we anticipate we will elect to self-insure more of our environmental and wind damage exposures, incorporate higher retention in our insurance arrangements, pay higher premiums or some combination of such actions.
     The occurrence of a significant event not fully insured, indemnified or reserved against, or the failure of a party to meet its indemnification obligations, could materially and adversely affect our operations and financial condition. We believe we are adequately insured for public liability and property damage to others with respect to our operations. With respect to all of our coverage, we may not be able to maintain adequate insurance in the future at rates we consider reasonable. In addition, although we believe that we have established adequate reserves to the extent that such risks are not insured, costs incurred in excess of these reserves may be higher and may potentially have a material adverse effect on our financial conditions, results of operations or cash flows.
     Note 4—Subsequent Events
     On November 13, 2009, PAA paid a distribution of $0.92 per limited partner unit. We (PAA GP LLC) received a distribution of approximately $3 million associated with our 2% general partner interest in PAA, which we then distributed to AAPLP.